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                                  EXHIBIT 11.1

                                 METROCALL, INC.

                 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE
                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                                2000            2001
                                                                ----            ----
 Net loss                                                    $ (39,091)      $ (57,244)
     Preferred dividends                                        (2,787)         (2,477)
     Exchange inducement on Series C Preferred                  (6,308)             -
                                                             ----------      ----------
 Net loss attributable to common stockholders                $ (48,186)      $ (59,721)
                                                             ==========      ==========

 Weighted-average shares outstanding:
       Shares outstanding, beginning of period                  41,902          89,215
       Shares issued to investors                                3,641               -
       Shares issued for exercise of stock options                   -               -
       Shares issued for exercise of stock warrants                563               -
       Shares issued in settlement of litigation                     -               -
       Shares issued in exchange for series C preferred          2,061               -
       Shares issued for debt retirement                             -               -
       Shares issued in employee stock purchase plan               285             761
                                                             ----------      ----------
 Weighted-average shares outstanding                            48,452          89,976
                                                             ==========      ==========


 Loss per share attributable to common stockholders          $   (0.99)      $   (0.66)
                                                             ==========      ==========